Issuer Free Writing Prospectus

Dated November 18, 2020

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus

Dated November 17, 2020

Registration Statement No. 333-234654

Oriental Culture Holding LTD Issuer Free Writing Prospectus Dated November 12, 2020 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Dated November 9, 2020 Registration Statement No. 333 - 234654 VIEWTRADE SECURITIES, INC. PRIME NUMBER CAPITAL

Oriental Culture Holding LTD Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements” . In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “ expects, ” “ plans,”“ intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the art trading and online collectibles markets in China, the prospects of our listing service, transaction service and marketing service businesses of collectibles and artworks as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in the registration statement on Form F - 1 (File No . 333 - 234654 ) initially filed with the Securities and Exchange Commission (the “SEC”) on November 12 , 2019 as amended thereafter, for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law . This investor presentation provides basic information about the company and the offering . Because it is only a summary, this document does not cover all the information that should be considered before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements .

Oriental Culture Holding LTD Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of ordinary shares of Oriental Culture Holding LTD (the “ Company ” ), which are being registered on the Registration Statement and should be read together with the preliminary prospectus dated November 9 , 2020 included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/1776067/000121390020037761/ea130057-f1a12_orientalcult.htm The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at http : //www . sec . gov . Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you contact ViewTrade Securities, Inc . , via email : IB@viewtrade . com or standard mail at ViewTrade Securities, Inc . , 7280 W . Palmetto Park Road, Suite 310 , Boca Raton, Florida 33433 , Attn : Prospectus Department, or contact Oriental Culture Holding LTD, via email : IR@ocgroup . hk .

01 02 03 04 05 COMPANY OVERVIEW CONTENTS 06 COMPANY SERVICES INDUSTRY OVERVIEW INVESTMENT HIGHLIGHTS KEY METRICS & FINANCIAL HIGHLIGHTS PROPOSED OFFERING TERMS ＊ Numbers and amounts reflect approximations 07 RECENT DEVELOPMENTS RELATED TO THE COVID - 19 OUTBREAK

Oriental Culture Holding LTD • We are an online provider of collectibles and artwork e - commerce services, which allow collectors, artists and art dealers and owners to access a much bigger art trading market with a wider range of collectibles and artwork investors • We commenced operations in March 2018. We currently facilitate trading by individual and institutional customers of all kinds of collectibles, artworks and certain commodities on our leading online platforms owned by our subsidiaries in Hong Kong, namely the China International Assets and Equity of Artworks Exchange Limited and HKDAEx Limited • We provide online and offline integrated marketing, storage and technical maintenance service to our customers in China Company Overview - 1

Company Overview-2

Oriental Culture Holding LTD

- As a comprehensive service company focusing on cultural and art collection market operations and marketing, we provide online and offline supporting services for domestic and international customers through our e-commerce platforms.
- The comprehensive services on our platforms include account opening, art investment education, market information, research, real-time customer support, and artwork warehousing services. Most services are delivered online through our proprietary client software and call center.
- We have achieved substantial growth since our commencement of operations in March 2018.

Number of Active Traders Trading Collectibles and Artwork



38,000
91,000
61,000
27,020
FY2018
FY2019
1H FY2019
1H FY2020

Number of Transactions Facilitated and Completed (million)



15
56
33
17
FY2018
FY2019
1H FY2019
1H FY2020

Total Transaction Value (million in US$)



400
1,500
981
847
FY2018
FY2019
1H FY2019
1H FY2020

Average Transaction Value per Trader (million in US$)



0.01
0.02
0.02
0.03
FY2018
FY2019
1H FY2019
1H FY2020

FY2019: Fiscal year 2019 ended December 31, 2019
FY2018: Fiscal year 2018 ended December 31, 2018

1H FY2020: First half of fiscal year 2020 - six months ended June 30, 2020 (unaudited)
1H FY2019: First half of fiscal year 2019 - six months ended June 30, 2019

Oriental Culture Holding LTD Collectibles and Artworks Listed on Our Platform • Paintings • Stamps • Coins • Postage Seals • Collectible Cards • Clay teapots • Jade sculptures • Teas A total of 140 and 115 types of collectibles and artworks were listed on our platforms during the six months ended June 30, 2020 and the year ended December 31, 2019, respectively

Oriental Culture Holding LTD Senior Leadership

Oriental Culture Holding LTD Independent Directors

Oriental Culture Holding LTD Our Services Offering and Trading of Collectibles and Artwork on Our Platform Our Trading Platform Technology Infrastructure Market Information Provision Investor Education Customer Support

Oriental Culture Holding LTD Listing Process Identification and Evaluation Storage Listing Submit Application The C ompany conducts a preliminary review of the application and related documents. After passing company review, the listing products will be reviewed and appraised by a third - party firm. The customers submit the application for listing their collectibles and artworks on our platform After appraisal and reviewing, a customer will sign the relevant listing documents and meet the listing criteria The C ompany will make the announcement on the platform and list the product on our platform

Oriental Culture Holding LTD Customer Transaction Process (Deposit & Withdrawal) A customer can link his or her personal bank account to his or her trading deposit account, which is an independent depository account under his/her trading account. We can monitor their trading activities and account balances in real time through the exchange’s information system. Deposit Customers submit relevant information through official websites and open trading accounts after our review. Account Opening Trading Customers can freely withdraw funds from their accounts so long as the minimum deposit requirements for their trading positions are met. Withdrawal

Oriental Culture Holding LTD Customer Transaction Process (Physical Settlement) Member Customers can apply for delivery or voluntarily deposit the collection in a cooperative third - party storage company System Application Warehouse Delivery Settlement Pick up the goods from the relevant storage company

Oriental Culture Holding LTD Our Growth Strategy Explore small and mini - account business Develop new markets Strengthen our brand and market position Introduce new collectibles and artwork products Selectively explore acquisition opportunities Continue to attract, cultivate and retain talent

Oriental Culture Holding LTD Sales and Marketing

Oriental Culture Holding LTD • The art e - commerce market is highly competitive - There were over 60 active art e - commerce platforms operating nationwide in China and over 20 active trading service providers in Hong Kong as of September 30, 2020 • Many traditional art galleries and auction houses may provide platforms for trading collectibles or artworks Competition • Our platform mainly focuses on collectibles such as stamps and coins which have a broader acceptance among the general public, while some of our competitors’ platforms offer artworks requiring more professional appreciation, which restricts customer groups • Certain of our competitors that operate stamp and coin online forums use the traditional forum posting model, while we operate a proprietary technology platform and provide comprehensive customer services • Some of our competitors may not guarantee authenticity of the collectibles or artworks, while all collectibles or artworks sold on our platform have been authoritatively certified by a third - party appraisal company to ensure the quality of our collection Trading Model Differentiates Us from Our Competitors Competition

Oriental Culture Holding LTD Industry Overview - 1 • China’s e - commerce continued to grow in 2019. The national e - commerce transaction volume reached RMB 34.81 trillion (approximately $5.02 trillion) in 2019, an increase of 6.7% year - on - year. The national online retail sales reached RMB10.63 trillion (approximately $1.53 trillion) and retail e - commerce realized sales growth of 16.5% in China. During the first half of 2020, the national online retail sales reached RMB5.15 trillion (approximately $735.7 billion), an increase of RMB 0.33 trillion (approximately $47 .1 billion) from RMB4.82 trillion (approximately $688.6 billion) of the same period of 2019. • On many mainstream e - commerce platforms, cultural products such as arts and crafts have been actively traded, and art e - commerce is continuously growing. Online trading has become a major trend of the global collectible and art trade. As a comprehensive ser vic e company focusing on cultural and art collection market operations and marketing, we seize current development opportunities a nd provide online and offline supporting services for domestic and international customers through our e - commerce platforms. Source: “E - commerce in China 2019” released by Ministry of Commerce of People’s Republic of China ; National Bureau of Statistics of China

Oriental Culture Holding LTD Industry Overview - 2 Sales in the Global Art Markets 2009 - 2019 Source: China Post Group Corporation The Average Circulation Volume for New Stamps Issued by the China Post Group Corporation 1990 to 2019 Source: “The Art Market 2020” released by Art Basel and UBS in March 2020

Oriental Culture Holding LTD Investment Highlights Investment Highlights Becoming a Market Leader with Strong Brand Recognition Our total transaction value reached approximately $981 million in 1H FY2019, $847 million in 1H FY2020, $400 million in FY2018 and $1.5 billion in FY2019 Comprehensive and Interactive Customer Services By the various customer data accessible through our CRM system, our team is able to provide tailored and informed services to our customers and enhance their experience Proprietary Technology Enabling Efficient Operations Our proprietary technology infrastructure enable us to compete effectively in the fast evolving industry and help us successfully grow our business Experienced Management Team Our founders and members of our senior management team have significant experience in financial service and information technology industries, and possess valuable know - how in collectibles and artwork trading services Our Mission is to Build a Complete Art Business E - Commerce Service Chain to Serve the Industry 1H FY2020: First half of fiscal year 2020 – six months ended June 30, 2020 (unaudited) 1H FY2019: First half of fiscal year 2019 – six months ended June 30, 2019 FY2019: Fiscal year 2019 ended December 31, 2019 FY2018: Fiscal year 2018 ended December 31, 2018

Oriental Culture Holding LTD Key Metrics 19% 55% 16% 10% 1H FY2020 ＊ Operating Revenues Breakdown 1.25 4.74 2.92 1.35 0.00 1.00 2.00 3.00 4.00 5.00 FY2018 FY2019 1H FY2019 1H FY2020 Transaction Fees (US$ million) 3.73 6.73 4.08 0.39 0.00 1.00 2.00 3.00 4.00 5.00 6.00 7.00 8.00 FY2018 FY2019 1H FY2019 1H FY2020 Marketing Service Fees (US$ million) 10% 37% 52% 1% 1H FY2019 ＊ Operating Revenues Breakdown Listing services fees Transaction fees Marketing service fees Other revenues 0.091 0.475 0.090 0.260 0.000 0.100 0.200 0.300 0.400 0.500 FY2018 FY2019 1H FY2019 1H FY2020 Other Revenues (US$ million) 1H FY2020: First half of fiscal year 2020 – six months ended June 30, 2020 (unaudited) 1H FY2019: First half of fiscal year 2019 – six months ended June 30, 2019 FY2019: Fiscal year 2019 ended December 31, 2019 FY2018: Fiscal year 2018 ended December 31, 2018 0.27 1.50 0.76 0.47 0.00 0.20 0.40 0.60 0.80 1.00 1.20 1.40 1.60 FY2018 FY2019 1H FY2019 1H FY2020 Listing Service Fees (US$ million ） KLG35

Oriental Culture Holding LTD Financial Highlights 1H FY2020: First half of fiscal year 2020 – six months ended June 30, 2020 (unaudited) 1H FY2019: First half of fiscal year 2019 – six months ended June 30, 2019 FY2019: Fiscal year 2019 ended December 31, 2019 FY2018: Fiscal year 2018 ended December 31, 2018 0.15 0.45 0.48 0.02 FY2018 FY2019 1H 2019 1H 2020 USD $13.5 Million • Operating Revenue was $5.4 million and $13.5 million in FY2018 and FY2019, respectively; $7.9 million and $2.5 million in 1H FY2019 and 1H FY2020, respectively • Income from Operations was $2.7 million and $9.0 million in FY2018 and FY2019, respectively; $6.3 million in 1H FY2019 and $0.3 million in 1H FY2020, respectively • EPS was $0.15 and $0.45 in FY2018 and FY2019, respectively; $0.48 in 1H FY2019 and $0.02 in 1H FY2020, respectively FY19 Revenue $0.45 FY2019 EPS EPS Operating Revenue (US$ Million) Net Income (US$ Million) 5.35 13.45 7.85 2.47 FY2018 FY2019 1H FY2019 1H FY2020 2.62 9.09 6.27 0.37 FY2018 FY2019 1H FY2019 1H FY2020

Oriental Culture Holding LTD Recent Developments Related to the COVID - 19 Outbreak (1) • COVID - 19 has caused significant negative impact on our business, financial condition, and results of operations as our revenues and net income decreased significantly during the first half of 2020, compared to the same period in 2019. • Our offices were closed for the Lunar New Year Holiday Break which remained closed to implement the work from - home policy until mid - March, 2020. • During the closure of the offices, especially during the closure of our warehouse for collectibles and artwork products traded on our platform, the appraisals for certain collectibles and artwork were delayed from the beginning of February to mid - March, resulting in delays of the subsequent listing process of such collectibles and artwork, thus affecting our income from listing service fees and marketing service fees. Also, our warehouse was unable to take in the new collectibles from our customers for warehousing during the period when it was closed. • Due to the traffic control and logistics restrictions in China during the outbreak, our customers could not normally ship and hand over their collectibles to us for verification and custody, which delayed the listing process for such collectibles and reduced the number of items listed on our platform, resulting in substantial revenue decline.

Oriental Culture Holding LTD • Our unaudited net revenues for the six months ended June 30, 2020 were approximately $2.5 million, as compared to approximately $7.9 million for the same period in 2019, a decrease of approximately 69%. Our unaudited net income for the six months ended June 30, 2020 was approximately $373,000, as compared to approximately $6.3 million for the same period in 2019, a decrease of approximately 94%. * • We expect our total revenues to increase in the second half of 2020, compared to the first half of 2020 due to the re - opening of businesses in China starting around the end of the first quarter, and more and more businesses, transportation, logistic and marketing activities have gradually resumed since then. We also expect our total revenues for the second half of 2020 to incr eas e compared to same period in 2019.* • We expect our unaudited net revenues and net income for two months of July and August 2020 will be approximately $3,188,000 and $2,046,000, representing an increase of approximately 29% and 449% from $2,468,000 and $373,000 respectively for the six months ended June 30, 2020. Also, we expect our unaudited net revenues and net income for two months of July and August 2020 will increase approximately 43% and 42% from $2,232,800 and $1,440,000 of the same period in 2019.* • 49 new listings for artwork products and collectibles on our platform during July and August 2020, with July having the most lis tings in our history with 31 new listings. For the period of July and August 2019, we had only 5 new listings. • 27,000 new accounts opening in July and August 2020 as compared to 13,000 new accounts opening in July and August 2019. * The information included herein regarding July and August 2020 financial results or any other period in the second half of 20 20 is the Company’s preliminary estimate of the results of operations that we expect to report for such periods. Our actual results may di ffer from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that ma y arise between now and the time such financial results are finalized. Recent Developments Related to the COVID - 19 Outbreak (2)

Oriental Culture Holding LTD Proposed Offering Terms Issuer Oriental Culture Holding LTD Securities Ordinary Shares Ticker Nasdaq: OCG Pre - Offering Shares Outstanding 15,190,000 Number of Shares Offered 5,065,000 * Post - Offering Shares Outstanding 20,255,000* Offering Price per Share $4.00 Proceeds net of underwriting discounts and commissions but before expenses $18,841,800 * Estimated Use of Net Proceeds 1. Invest in information technology infrastructure , proprietary software and modify our system and platform to accommodate international customers ($5 million*) 2. Development of our new businesses including trading services business on the online platform under HKDAEx Limited ($3 million*) 3. Promote our brand and services and general corporate purposes ($1.3 million*) 4. Development and promotion of overseas markets, particularly expansion into the U.S. market, including establishing a U.S. operation center, a warehouse and a logistics system for cultural and art collections in the U.S. ($5.5 million*) 5. Potential mergers and acquisitions, although no definitive merger or acquisition targets have been identified ($3 million*) Bookrunners ViewTrade Securities, Inc., Prime Number Capital, China Tonghai Securities Limited ＊ Assumes no exercise of the underwriters’ over - allotment option to purchase up to additional 759,750 ordinary shares • All items stated herein are proposed terms

Oriental Culture Holding LTD Representative of the Underwriters: Douglas Aguililla ViewTrade Securities, Inc. dougagui@viewtrade.com + 1 561 - 620 - 0306 Investor Relations: Janice Wang EverGreen CQ Consulting Inc. IR@changqingconsulting.com +1 - 908 - 510 - 2351 +86 13811768559 Company: Lijia Ni, CFO Oriental Culture Holding LTD IR@ocgroup.com +86 25 85766891 Thanks